UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 5, 2011

RADIAN GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11356	23-691170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania		19103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 231-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

New Employment Agreement – S.A. Ibrahim, Chief Executive Officer

On April 5, 2011, Radian Group Inc. (the “Company”) and Sanford A. Ibrahim, the Company’s Chief Executive Officer, entered into a new Employment Agreement (the “Employment Agreement”). The Employment Agreement replaces Mr. Ibrahim’s existing 2008 Employment Agreement, which would have expired by its terms on May 3, 2011 (the “2008 Agreement”). The Employment Agreement differs from the 2008 Agreement in several respects, including, among other items, that it: (1) eliminates the payment of enhanced severance benefits if Mr. Ibrahim’s employment is terminated in connection with a change of control; (2) eliminates the excise tax gross-up upon a change of control; (3) increases Mr. Ibrahim’s base salary from $800,000 to $900,000; (4) increases Mr. Ibrahim’s target long-term incentive compensation from 3.0 times base salary to 3.5 times base salary; (5) provides for the Company and Mr. Ibrahim to enter into a consulting agreement on or after the end of the term of the Employment Agreement; (6) revises the restrictive covenants; and (7) contains other appropriate updating changes.

The Employment Agreement provides that Mr. Ibrahim will continue as Chief Executive Officer of the Company through December 31, 2014 (the “term”) and that we will nominate him as a member of the board of directors of the Company during this term. The Employment Agreement entitles Mr. Ibrahim to the following compensation during the term of his employment: (1) an annual base salary of $900,000, which may be increased, but not decreased; (2) eligibility to earn an incentive award under the Radian Group Inc. STI/MTI Incentive Plan for Executive Employees, or any successor plan (the “STI/MTI Plan”), subject to achievement of certain performance goals that may be established by the Compensation and Human Resources Committee of the Board (the “Compensation Committee”), with his target level for the STI/MTI Plan to be at least 1.75 times his annual base salary; and (3) eligibility to participate in any long-term equity incentive programs established by the Company for its senior level executives, including the Radian Group Inc. Amended and Restated 2008 Equity Compensation Plan, or any successor plan (the “Equity Plan”), and the Radian Group Inc. 2008 Executive Long-Term Incentive Cash Plan, or any successor plan (the “Executive LTI Plan”), with his target level for long-term incentive compensation for any fiscal year to be at least 3.5 times his annual base salary. Mr. Ibrahim is also provided with perquisites, and vacation, holiday, and sick leave, at levels commensurate with those provided to other senior executives of the Company, and he may participate in the Company’s employee benefit plans, in accordance with their terms.

For equity awards and other long-term incentive awards (including cash-based awards under the Executive LTI Plan) granted to Mr. Ibrahim, the Employment Agreement provides as follows:

•

For equity awards and other long-term incentive awards granted on or after April 5, 2011: (1) if Mr. Ibrahim’s employment terminates for any reason (other than for cause or upon his death or disability), including retirement, any service-based vesting provisions will immediately lapse, but in all other respects, these awards will continue to vest (including based on the achievement of any applicable performance conditions) or become exercisable or payable according to their terms; (2) if Mr. Ibrahim dies or becomes disabled while employed, all of his outstanding equity awards and any non-equity-based long-term incentive awards that are not subject to performance conditions will become fully vested, exercisable and payable, and any non-equity-based long-term incentive awards that are subject to performance-based vesting will continue to vest according to their terms; and (3) if Mr. Ibrahim dies or becomes disabled following his termination of employment (other than for cause), these equity awards and any equity awards and non-equity-based long-term incentive awards that are not subject to performance conditions will become fully vested, exercisable and payable, while any equity awards and non-equity-based long-term incentive awards that are subject to performance-based vesting will continue to vest according to their terms;

•	For equity awards granted in 2010, such awards will be subject to the terms of the applicable grant agreements; and

•

For equity awards granted before 2010, if Mr. Ibrahim’s employment is terminated for any reason (other than for cause), such equity awards will become immediately and fully vested (and in the case of stock options, exercisable and remain exercisable for the balance of the original full option term) and all restrictions and conditions on such awards will lapse. For cash-based long-term incentive awards granted to Mr. Ibrahim before April 5, 2011, the definition of “retirement” will mean Mr. Ibrahim’s attainment of age fifty-five and his completion of five years of service with the Company.

Pursuant to the Employment Agreement, Mr. Ibrahim will receive the following severance benefits if his employment is terminated without “cause” or if he terminates employment for “good reason” (as such terms are defined in the Employment Agreement) and he executes and does not revoke a written release of any claims against the Company: (1) two times his base salary (payable as follows: the maximum amount that can be paid under the “separation pay” exception of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), ($490,000 for 2011) to be paid in 12 equal monthly installments following Mr. Ibrahim’s termination of employment, with the first payment to be made on the 60th day following his termination and the remainder to be paid in a lump sum payment between March 1 and March 15 of the calendar year following his termination of employment); (2) two times his target incentive award under the STI/MTI Plan for the year in which the termination occurs (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) (which amount will be paid in a lump sum payment between March 1 and March 15 of the calendar year following his termination of employment); and (3) a pro-rated target incentive award under the STI/MTI Plan for the year of termination (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) (which amount will be paid in a lump sum on the 60th day following his termination of employment).

Under the Employment Agreement, if Mr. Ibrahim’s employment terminates for any reason other than cause, Mr. Ibrahim is entitled to continued medical coverage for himself and his spouse under the Company’s health plans until the earlier of (including similar coverage conditions for his spouse): (1) the date on which Mr. Ibrahim attains age 65, (2) the date he is eligible for medical coverage under a plan maintained by a successor employer, (3) the date he is eligible for coverage under Social Security Medicare, or (4) the date of Mr. Ibrahim’s death. During any period of continued medical coverage, Mr. Ibrahim shall pay the full monthly premium cost of such coverage which shall be equal to the COBRA premium during the COBRA health care continuation coverage period and shall be the Company’s deemed premium cost of such medical coverage after that period. If, upon his termination of employment, Mr. Ibrahim executes and does not revoke a written release of any claims against the Company, he will be entitled to receive monthly reimbursements equal to the premium rate paid by Mr. Ibrahim for continued participation in the Company’s health plans, less the co-payment rate paid by Company employees. If the Company is not able to continue coverage to Mr. Ibrahim under the Company’s health plans without adverse tax consequences, the Company will provide an economically equivalent benefit in another mutually agreeable form.

The Employment Agreement also provides that: (1) if Mr. Ibrahim’s employment terminates by reason of death or disability, Mr. Ibrahim (or in the event of his death, his estate) will be entitled to receive his target incentive award under the STI/MTI Plan for the year in which his death or disability occurs (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year); and (2) if Mr. Ibrahim’s employment continues through the end of any calendar year and he is not terminated for cause, he will be eligible to receive (subject to certain conditions, but without regard to continued service) any short-term incentive award to be paid shortly following such calendar year and any medium-term incentive award to be paid shortly following the conclusion of the subsequent calendar year.

The Employment Agreement does not include any tax gross up. If an excise tax under section 4999 of the Code will be triggered by any payments upon a change of control, the aggregate present value of the payments to be made under the Employment Agreement will be reduced to an amount which does not cause any amounts to be subject to an excise tax under section 4999 of the Code if the net amount of the reduced payments, on an after-tax basis, is greater than or equal to the net amount of the payments without such reduction, but taking into consideration any excise tax under section 4999 of the Code.

If Mr. Ibrahim continues in employment through December 31, 2014, and his employment is terminated (other than for cause) on or after December 31, 2014, the Company and Mr. Ibrahim will enter into a consulting agreement (the “Consulting Agreement”). During the twelve month period immediately following Mr. Ibrahim’s termination date, he will be retained to provide consulting services with respect to the transition of management and other matters as determined by the Company and, in this capacity, will be paid a monthly consulting fee equal to his monthly base salary at the rate in effect on December 31, 2014. At the end of the initial twelve month consulting period, the Company may offer to extend the Consulting Agreement for one or more periods that, in the aggregate, do not exceed two additional years. During any extension period, Mr. Ibrahim will be paid a monthly consulting fee equal to fifty percent of his monthly base salary at the rate in effect on December 31, 2014. Mr. Ibrahim and the Company will enter into the Consulting Agreement only if, upon his termination of employment, Mr. Ibrahim executes and does not revoke a written release of any claims against the Company.

Under the Employment Agreement, Mr. Ibrahim has agreed not to compete with the Company in any business in which the Company is then materially and actively engaged (subject to certain exceptions) and not to solicit its customers during his employment and for a period ending on the later of: (i) 12 months after his termination of employment for any reason; or (ii) the end of the term of the Consulting Agreement. Mr. Ibrahim has also agreed not to solicit the Company’s employees during his employment, during any period during which he is providing services to the Company under the Consulting Agreement, and for a period of twelve months following the later of (i) his termination of employment for any reason; or (ii) the end of the term of the Consulting Agreement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed hereto as Exhibit 99.1 and is incorporated by reference in this Current Report on Form 8-K.

Termination of 2008 Agreement

The Employment Agreement replaced Mr. Ibrahim’s 2008 Agreement, which terminated on April 5, 2011, pursuant to the terms of the Employment Agreement.

The 2008 Agreement had a three year term, and provided for salary, an annual bonus, an equity grant, incentive compensation, and benefits during the term. The 2008 Agreement provided severance benefits if Mr. Ibrahim’s employment was terminated without cause or if he resigned for good reason and such severance benefits were enhanced (including the full acceleration of vesting of outstanding equity awards) if the termination was in connection with a change of control. The 2008 Agreement provided for a full tax gross-up with respect to any excise tax under section 280G of the Code. The 2008 Agreement included non-competition and non-solicitation covenants for a period of twelve months after termination of employment.

Amendment to the 2008 Executive Long-Term Incentive Cash Plan

Effective April 5, 2011, the Company amended the Executive LTI Plan to permit “retirement” to be defined in an award recipient’s award letter in a manner that differs from the definition of “retirement” otherwise provided for in the Executive LTI Plan.

The Company will file the full text of the amended Executive LTI Plan as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

Amendment to Mr. Ibrahim’s Cash Incentive Awards

On April 5, 2011, the Company and Mr. Ibrahim entered into an amendment (the “Amendment”) to Mr. Ibrahim’s: (1) Executive Long Term Incentive Cash Plan Award Letter dated September 30, 2008; (2) 2009 Executive Long Term Incentive Cash Plan Award dated June 25, 2009; and (3) Executive Performance-Based Cash Plan Award Letter dated June 8, 2010, in each case to define “retirement” as Mr. Ibrahim’s attaining age 55 and his completing five years of service with the Company.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed hereto as Exhibit 99.2 and is incorporated by reference in this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

+*99.1	Employment Agreement dated as of April 5, 2011 between the Company and Sanford A. Ibrahim.

+*99.2	Amendment to Incentive Awards under 2008 Executive Long-Term Incentive Cash Plan.

+	Management Contract
*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: April 7, 2011	By:	/s/ Edward J. Hoffman
Edward J. Hoffman
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

+*99.1	Employment Agreement dated as of April 5, 2011 between the Company and Sanford A. Ibrahim.

+*99.2	Amendment to Incentive Awards under 2008 Executive Long-Term Incentive Cash Plan.

+	Management Contract
*	Filed herewith